Exhibit 99.1
Operator: Good morning. My name is Christy, and I will be your conference operator today. At this time I would like to welcome everyone to the PFSweb Second Quarter 2009 Earnings Conference Call. [Operator Instructions] After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions]
Thank you. I would now like to turn the conference over to Todd Fromer. Please go ahead, sir.
Todd Fromer, KCSA Strategic Communications — Investor Relations
Thank you, Christy. Before I turn the call over to management, I’d like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confident, target and other similar expressions typically are used to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties, and other factors that may affect PFSweb’s business, financial condition, and operating results, which include but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other reports filed by PFSweb with the SEC, to which your attention is directed. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.
During this call, we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, free cash flow, merchandise sales, and certain ratios that use these measures. In our press release with financial statements issued last Friday, which is located on our website at PFSweb.com, you will find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures, and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of the investors and should be considered in addition to and not instead of GAAP measures. At this time, it is now my pleasure to turn the floor over to Mr. Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer
Thank you, Todd. Good morning, everyone. I’d like to welcome you to our 2009 Second Quarter Conference Call. With me here today at our Plano headquarters is Mike Willoughby, President of our Services business; and on the phone offsite is Tom Madden, our Chief Financial Officer. Again, good morning, everyone. Today I’ll provide you with an overview of our financial results for the second quarter and add some color on the events that shape that quarter. Following our prepared comments, Tom, Mike, and I will be available for some questions.
When comparing this year’s results to last year’s or to 2007, it’s important to kind of stand back and consider the economic challenges and the changes to our client mix that are currently affecting our business today. Overall, I’m pleased with the way our management team has forecasted certain issues ahead of time and adjusted our operations and costs accordingly. Over the past six months, we have reduced our cost of operations significantly.
First, the flexibility of our business model allowed us to successfully shed variable costs associated with the rather significant changes we have seen in our client mix here. Second, we have also made various adjustments to react to changes in our existing client activity levels as the economic slowdown began to perpetuate itself earlier this year. Our Service Fee clients have been great partners in this process giving us early and valuable insight to their own forecasts of activity. This information allowed us to better prepare and execute necessary adjustments in our activities and expense levels in order to ensure we were aligned with their forecasts. We believe that a keen ability to read and react early to challenges is cornerstone to ensuring longstanding financial viability, and I’m pleased thus far with our management team’s execution during this most recent period of economic challenge.

As Mike will cover in further detail shortly, I’m very excited about the work that the Services segment of our business has done in getting our End2End solution up and running over this past year. Not only have we proven its capabilities with our client Roots Canada and in two sites launched earlier this year for the Luxury goods retailer that we’ve discussed in the past. But this new solution has also help put us in the running for a significant amount of new business that is currently in different phases of implementation and or contract finalization. Also, our eCOST.com team has done a solid job in coming up with new ways to battle the economic slowdown in consumer spending through various creative promotional activities while also driving strong growth in our club memberships where we find our most frequently buying and profitable customers.
We currently believe our Q2 results, as we have announced them today is our low water point in terms of our overall financial results. As I’ve mentioned, the economic challenges combined with our change in mix have required us to react with various actions to address our cost structure in order to ensure acceptable ongoing financial results. We are beginning to see a steadying in the economic trends. And combined with the upcoming seasonal trends we expect in Q3 and Q4 and with the solid contribution we expect from various new customer implementations in the next couple of quarters, we believe our overall financial results will show solid improvements from this low point in the quarters to come.
While there is still some heavy lifting to do, we’re pointed in the right direction. We know that the next couple of quarters will continue to be challenging as we seek to balance growth with the disciplined cost control measures that we have put in place. However, we’re confident that PFSweb will persevere and that we will emerge an even stronger company with a healthier client portfolio and a stronger service offering than we have ever had in our past.
With this as a backdrop, let me turn the call over to Mike who will give you some details about the Services business segment specifically. Mike?
Michael Willoughby, Senior Partner and President, Services Division
Thank you, Mark, and good morning, everyone. Before beginning my prepared comments, I’d like to remind you that when I refer to the Services business segment, that I’m including both the Supplies Distributor and our PFSweb Service Fee businesses. And both of these businesses have essentially the same operating model although they have a different underlying financial model.
As Mark just mentioned, our Services business has been able to adjust to the impact of the economic downturn and a non-renewal of a large U.S. government contract. And as mentioned in last quarter’s conference call, as we prepared our 2009 plan, we recognized that there would be a financial trough for our business in 2009. This is due to the change in client mix and the sluggish economy. Our plan has required financial adjustments to be made to our business, to minimize the depth of the trough, and to focus on managing our financial resources appropriately so we can ensure our financial foundation remains strong. These adjustments along with our drive to continue to add significant new business activities we believe will be a successful formula for improving financial performance in the quarters to come.
As Mark mentioned, I believe the June quarter represents the low point of this financial trough, and what’s most exciting for us is that we believe we are making important changes in our business offering that will have the potential for accelerated growth in the future. We see our business strategy very well aligned with the desires of our potential clients, and we’re excited by the fact that several of these new client engagements are utilizing our new End2End solution. We believe this is a solid indication of success from the big advances that we have made in our service offering over the past 16 months.
Let me recap some positive news that we had during this past quarter. Earlier this year we signed a five-year $15 million Services contract with Army & Air Force Exchange Service. Under this agreement, we support their print catalog as well as the AAFES exchange online store. Our customized solution includes warehousing and order fulfillment services, technology services required to create multiple technology interfaces with the AAFES systems, and this solution was fully implemented in Q2, utilizing one of our existing Memphis, Tennessee facilities. And we’re optimistic there are future expansion opportunities within this client engagement as well.

Also in the June quarter, and as mentioned on the last conference call, we successfully launched the second brand under the previously announced master agreement with a Luxury goods retailer. We believe this second program speaks to the maturity of our End2End product offering and visibly demonstrates our ability to quickly launch successive brands on a common platform and a common infrastructure while we still are able to deliver a completely customized consumer experience to every single one of the customer touch points in the eCommerce program.
We still have one additional brand under the initial agreement that we’ll launch on our End2End program early next year. This master agreement with this Luxury brand leverages all the components of our End2End programming including our Demandware eCommerce platform, our advanced order management technology services, logistics and fulfillment, high-touch customer care, financial services, and interactive marketing services to support each of these brands with your unique requirements. We have now rolled out multiple End2End programs including the two programs under the master agreement as well as the Roots Canada program launched in August of 2008.
We believe our End2End eCommerce solution which was introduced a little more than a year ago has made us more competitive for new business contracts. We believe this End2End solution is uniquely positioned in the industry. No other provider that we are aware of provides a completely client branded global solution that offers a single solid infrastructure, tremendous leverage, and economies of scale. We believe that we are alone in competing at this level for global business. In fact, the benefits of our solution were just highlighted by Roots Canada.
As we look to celebrate their first year under the End2End eCommerce solution this month, we found the Roots’ feedback was overwhelmingly positive. Not only have we offered them more capabilities to operate their business, but these improvements have helped them grow their business and improve their customer service. As you may have read in the joint release we issued at the end of July, Roots has credited our solution with helping them evolve their business and remain a market leader. We continue to work closely with Roots to evolve their program, including a current collaboration with Roots and iCongo to extend our Demandware base End2End programs to include the multi-channel features supported by the iCongo solution. This project was unveiled in a recent press release by iCongo and Roots, and the combination of our End2End eCommerce solution with iCongo’s platform and services will create a powerful multi-channel solution for Roots that seamlessly weaves store operations and the eCommerce site into a unified consumer experience, regardless of where that consumer chooses to shop.
Concerning new client agreements for 2009, I’d like to update you on the information we reported during our May conference call. We reported the signing of one new agreement with the Fortune 100 Company, and at that time we were in the final contracting stage with four additional opportunities. Since the May conference call, we have entered the contracting stage with two more opportunities, and we finalized contracting with two of the four deals recorded last time. That brings the totals for new client agreements for 2009 to three deals signed and currently in various stages of implementation and four deals currently in the contracting stage.
Concerning the two new deals that have entered the contracting stage, one opportunity is with the same Fortune 100 Company I referred to in the last call, although this deal is an entirely different direct-to-consumer initiative with this very large company. We’re very excited to see our End2End program enjoy such acceptance with large successful companies that bring multiple brands within their brand portfolio on to our Demandware based program. This new deal is already being implemented based on a letter of intent and funding from the client.
The second opportunity that has entered the contracting stage since our May call is with one of the leading board sports brands in the world seeking to take their apparel and accessories business online for the first time. We also have a letter of intent with this company although we have not yet begun implementation of their program. This is also an End2End eCommerce deal leveraging all the components of our End2End program. We’ll formally announce these new relationships and other specific new agreements as we’re permitted by our clients. However, our clients are often hesitant to disclose their decisions to outsource major portions of their business, and we’re sensitive to their wishes as we back up our commitment to be the brand behind the world’s leading brands.

I’m pleased to say that including the four clients still in the contracting stage, the value of our new business pipeline is still approximately $35 million in potential annual contract value, which is down slightly from the prior quarter, partially due to the previous pipeline amounts now being fully contracted. We continue to believe this is one of the most exciting new business pipelines we have seen in years, and I’m proud of our entire team for their hard work during a difficult time to create these significant new potential opportunities for us.
To summarize, we have made many important advances for our business over the past year. We have stepped up to the challenges that we face. The recent round of new client programs rolled out over the past nine months as well as our pipeline of pending proposals I believe demonstrates the strong demand for our global solution in the U.S. and European marketplace. Our plan for 2009 was to make necessary adjustments to the base business, to accommodate the changes in client mix, and to adjust for the sluggish economy while we leverage the opportunities created by our new End2End program. This will enable us to grow out of the current financial trough. I’m pleased that we’re on track to accomplish our plan, achieve overall positive or breakeven cash flow for the year, and I look forward to improved financial results in the two quarters remaining in the year.
And now for some highlights from the eCOST.com business, I’m going to turn the floor back over to Mark. Mark?
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer
Thanks, Mike. Appreciate your comments. Now, let’s turn to the eCOST segment here for just a few minutes. Obviously there is no doubt that the economic slowdown has had an impact on the entire retail segment here in the U.S. As I reported to you in our Q1 call, eCOST.com continued to show strong growth even in light of the economic challenges in its business-to-consumer segment while many other retailers were reporting significant slowdowns.
However, the macro trends did begin to catch up with us in the second quarter of this year as we look at the year-on-year revenue comparison being generally flat. When I reflect on the industry as a whole, though, I remain pleased with these results given what appears to be greater challenges and impact in the retail industry overall. We remain hopeful that improving economic conditions will allow us to see a solid up tick in business activity as we look at Q3 and Q4 of 2009 in our eCOST segment.
New customers and optimizing the cost to acquire them is cornerstone to success for all web commerce retailers. eCOST.com remains keenly focused on this activity. I’m really pleased with the progress we have made in engaging and attracting new customers and retaining those customers during the past nine to 12 months. In the second quarter, new customers were up 67% when compared to the prior year. We had 49,192 new customers during the second quarter of this year. Our active customers were up 30% based on a year ago, with our active customer count through the second quarter of 2009 being at a little more than 222,000 customers. So when you reflect on the long-term value of 67% growth in new customers resulting in 30% growth in buying customers over the last year, it’s pretty impressive in terms of where we’re at in the economic climate at this point.
What’s also impressive is that our programs have been successful in terms of focusing on the cost to acquire new customers. During this quarter, our estimated cost to acquire a new customer dropped to $4.44 compared to $5.69 for the second quarter of 2008, and if we go back into 2007 and 2006, we had customer acquisitions costs that in most cases were in excess of $10, $12, $14. So we have made very significant strides in terms of reducing our non-catalog related customer acquisition expenses. And we’re having obviously greater success in terms of driving new customers to the site, so altogether this has worked quite well for us.
Over the past nine months, we have also focused our promotional activity heavily towards increasing active customers in our club membership program. We call it platinum premium club. We have tuned our membership program to be sure that we offer some great benefits to our members. Members get access to our best product deals first, access to free freight programs, and most importantly only our members gain access to our twice weekly outrageous offers promotions where huge deals are available on a limited quantity basis. We believe our membership programs forms a stronger and longer customer bond with the company. And we have seen that as we contrast it to the other acquisition channels like shopping bots, for example that we used pretty heavily two years ago.

As we look at some recent historical data about our club members, we have found that our club members are buying three times more frequently than our average non-club members. And as such, we’re excited about the customer life value potential of this large group of new club members. I’m pleased to say that our club memberships in the second quarter of 2009 was up 525% compared to the same period last year. And keep in mind that we started the club focus and retuned that program during the latter part of the fourth quarter of 2008, so we’re seeing significant year-on-year benefits. Those percentages will begin to flatten out — not flatten, but begin to right size themselves, I guess I would say, as we reach the fourth quarter this year.
Also while we’ve seen a total drop in total revenue, gross margin percentages improved measurably from 8.3% to 9.7% on an overall basis, and gross profit dollars, when we look at the Company as a whole, eCOST segment as a whole, sorry, we’re flat year-over-year. This is attributable to a more focused effort on higher margin business to our consumer channel and an improved mix of higher margin product categories, including the ‘for the home’ and ‘sports and leisure’ categories that were added over a year ago. These expanded categories and other categories that we’ve added have now pushed our product offering to over 300,000 SKUs compared to about 170,000 SKUs for the same period last year.
We believe that the decisions we have made to strengthen eCOST.com have helped us weather this tough economy. With a stronger marketing strategy that concentrates on low customer acquisition cost and the like value of the customer, along with a greater number of products and categories that offer higher margins and greater selection to our customers, and a keen focus on controlling costs, we have been able to manage our business effectively even on lower revenue levels.
This quarter EBITDA improved by about $250,000 on $2.3 million less in revenue. We’re continuing to refocus, transition, evolve, and react to a rapidly changing web commerce marketplace, and we remain encouraged with the progress and steady financial improvements we have made in this segment of our overall business. While we all would have ideally liked to have seen this progress quicker, we believe we continue to show progress towards sustainable financial contribution as we look to the future.
As mentioned earlier, another positive trend that carried over in the second quarter was our steady Business-to-Consumer segment. While we did see the Business-to-Business segment start to level off this quarter as compared to the prior year, the B2C segment continues to offer higher gross margins and more repeat shoppers. Our B2C segment this past quarter represented about 55% of eCOST.com’s total revenue.
We certainly have not abandoned the B2B segment, and in fact we’ve seen some recent encouraging signs in that piece of our business as well. And we’re focused on continuing to improve the financial characteristics of eCOST.com business by expanding the B2C segment but also by improving the characteristics and mix in that B2B segment as well.
As we’ve discussed on previous calls, it’s important to note the additional intangible value that the eCOST segment has for our Services business in terms of its pioneering and innovation. eCOST, in addition to being its own business, serves as sort of a development laboratory for new capabilities, be it check-out methods, customer acquisition model, life cycle analysis, virtual warehouse partnerships, and many, many other things. As we find successful tools and methods, and they become fully developed at eCOST, we then can offer additional products and capabilities that we have developed at eCOST into our Services business segment as well. This has been increasingly important as we expand the End2End solution which directly applies to these additional products and capabilities.
In summary, eCOST continues to evolve in what I believe to be a positive direction. When you peel back the layers of our Q2 results as I’ve laid out for you here, it shows significant positive development and progress in many areas.
Now let me turn the call over to Tom who’ll cover the details on the financials for the quarter. Tom?

Thomas J. Madden, Senior Partner, Chief Financial Officer and Chief Accounting Officer
Okay, thank you, Mark. Let me first start by providing a brief overview of our consolidated operating results for the June quarter. Then I’ll provide some select operating highlights for our individual business segments and as well as an update on some of our banking relationships as well.
As reported in our press release, our consolidated revenue for PFSweb in the third quarter ended June 30, 2009, was $82.3 million. This compares to $110.7 million reported in the second quarter of 2008. Gross profit for the second quarter of 2009 was $8.2 million or 10.5% of net revenue excluding pass thru revenue, as compared to $12.8 million or 12.3% of net revenue excluding pass thru revenue in the second quarter of 2008.
As we have discussed previously, we utilize adjusted EBITDA as a key metric in evaluating our operational performance. In the second quarter, our consolidated adjusted EBITDA was a loss of $0.7 million compared to an income of $2.5 million in the prior year period. For the second quarter, net loss was $2.5 million or $0.25 per basic and diluted share compared to GAAP net income of approximately $62,000 or $0.01 per basic and diluted share for the same period last year.
Another key metric we use in evaluating our financial performance is non-GAAP net income. To calculate this, we exclude from net income calculated in accordance with GAAP the impact of stock based compensation, goodwill, and intangible asset amortization. For the second quarter of 2009, non-GAAP net income was a loss of approximately $2.4 million or $0.24 per basic and diluted share as compared to non-GAAP income of about $391,000 or $0.04 per basic and diluted share for the same period last year.
Turning now to the performance of select business segments for the three months ended June 30, 2009. First, from a Service Fee revenue basis; our Service Fee revenue decreased approximately 42% to $12.4 million from $21.3 million in the prior year. This decrease is attributable to the economy as well as the non-renewal of a large U.S. government contract effective at the end of January 2009. Although we did continue to perform some project work under this U.S. government contract through the beginning of the second quarter. This decrease was partially offset by new client programs.
SG&A decreased in 2009 in this business unit versus the prior year primarily due to certain cost reduction activities implemented throughout the fourth quarter 2008 as well as the first half of 2009. Adjusted EBITDA for this business for the June quarter was a loss of $1.3 million compared to an income of $1.0 million for the same period in 2008.
For our Supplies Distributors business segment, revenue declined to $45.3 million in the second quarter of 2009 as compared to $60 million in the prior year quarter as Supplies Distributors saw a decrease in demand during the quarter which is primarily attributable to the overall global economic pressures and inventory rationalization by our customer base. Adjusted EBITDA for the June 2009 quarter was $1.0 million compared to $2.1 million for the same period last year.
As for eCOST.com, revenue in the second quarter of 2009 was $20.3 million compared to $23 million for the same period last year. As Mark indicated earlier here, our enhanced focus and success in the Business-to-Consumer segment was partially offset by the revenue decline in the Business-to-Business segment. However, our bottom line results for eCOST.com improved significantly as a result of the higher margins in the B2C business as well as continued cost focus with an adjusted EBITDA loss of $388,000 for the June 2009 quarter as compared to a loss of about $641,000 in the prior year same quarter.
If you recall, our target at the beginning of the year was to operate at a break even to positive cash flow performance for the consolidated business for calendar year 2009. We continue today to keep that same target as we look to maintain our solid cash position to support our business on an ongoing basis. As Mike and Mark discussed earlier, our expectations for this June quarter were for it to be a lower quarter than what we had previously and what we expect for the rest of the year.
As we deal with the sluggish economy and the loss of the previously large Service Fee client relationship, however, with our continued focus on costs, the exciting developments that Mike referred to in new contract activity and the expected continued progress in our eCOST business unit, we expect improved performance as we look ahead to the rest of the year. The bottom line results were also generally inline with what we had provided to our banking partners earlier this year.
We continue to maintain a proactive communication channel with all of our banking partners to ensure that they are continually updated on our business developments and we are currently in compliance with and expect to maintain compliance with all of our existing financial covenant requirements.
Now I’d like to turn the call back over to Mark for closing remarks.
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer
Thank you, Tom. So to recap, despite the tough economy, our results for the second quarter were within our expectations. We’ve made the necessary adjustments to our business in order to emerge from these challenging times a stronger company, we believe.
This concludes the body of our prepared comments for today. And, operator, we’ll now be available for some questions.
Q&A
Operator: [Operator Instructions] And you have a question from George Walsh.
<Q>: Good morning, gentlemen.
<A — Thomas Madden>: Hi, George, how are you?
<Q>: Good. Mark, I wonder if you could go into the — as the best you can see the ramp-up with the new clients in the Services side, the kind of EBITDA you’re looking for the balance of the year. Is it really a matter of getting to break even these next couple of quarters, in the second half in Services? Or it’s just a matter of still having some negative EBITDA there for a couple of quarters?
<A — Mark Layton>: Tom, you want to handle that, please?
<A — Thomas Madden>: Sure. George, I’m not going to give any specific guidance on the individual quarters here. Again, I think our general guidance for the year so far has been on the free cash flow break even to positive performance. I think we all have alluded to the fact that we expect improvements as we look at the Services business unit, and that would include both the Services and Supplies Distributors business unit combined as we look out into Q3 and then further strengthening in Q4 not only because of continued new clients being added on, but also we get the seasonal up tick from some of our Business-to-Consumer holiday activity as well.
<Q>: Okay. Any special trends you’re seeing in Services as far as a lot of brick-and-mortar and malls are going by the wayside. Is there more activity there that’s going to increase the pipeline?
<A — Michael Willoughby>: So, George, I think that I mentioned in the past couple of conference calls that we had seen a real increase in the number of brand manufacturers finally going direct to consumer with their own eCommerce initiatives. It’s amazing the number of particularly prestige and luxury brands that have yet to put up even their first eCommerce site prior to this year. And we’re now seeing I think with the pressures on the brick-and-mortar channel, with pressures on maybe traditional catalog sales that this is an area of the economy that still shows signs of growth, and these folks are jumping at the chance to go online.

I think that our program, with its relatively quick ramp-up characteristics and relatively low entry price and pay-as-you-go kind of model that all on-demand programs bring is really perfect for those brand manufacturers to catch the wave in 2009 when they really need that impact to their bottom line.
So that’s the biggest trend; brand manufacturers going online for the first time. I think we also see a fair trend with folks that have an existing eCommerce initiative where it may have been insourced or it may have been outsourced to a regional provider that doesn’t have national or global capabilities needing to re-platform and then reassessing their decision to insource or outsource to a lower cost regional provider coming onboard with our higher end global End2End strategy. Those are the two things we continue to see which I think are real positive for us right now.
<Q>: Okay. And anything updating-wise with Demandware in terms of that relationship? And any other initiatives you’re looking at with them?
<A — Michael Willoughby>: We continue to be very excited about the relationship. We have a very strong working relationship with Demandware. A lot of coordination between our sales and marketing efforts, and if you go to some of these tradeshows like Shop.org, you’ll see us working very tightly with them to respond to this increase in the End2End demand. We’re excited about their roadmap and the features that they continue to put into their platform. They’re very aggressive about adding capabilities at a time when a lot of other software vendors seem to be kind of holding pat.
So our End2End offering just strengthens quarter after quarter as Demandware make these R&D investments, and which is great for us. And we see that really reflected in the response that we’re getting increasingly in this marketplace where we’re very frequently involved in the early stages of a company’s investigation into their alternatives. And that’s huge for us to be involved in the early part of the sales cycle with these companies, being able to discuss with them not only the eCommerce aspect but the rest of the parts of the eCommerce initiative.
And I think that when we talk about Demandware, one of the things that we really see as a key differentiator is the fact that this is a true tier one eCommerce platform with all of the features and requirements that really anybody would want in a platform compared to our competitors with their in-house developed proprietary platforms which locks them in to certain features and functionality and is not developed to be a sort of multi-client platform.
And it also differentiates us from software platforms where you have to bring those in-house and create this huge infrastructure and all the computing resources that are required to operate an expensive tier one platform in-house. So we think really it’s the best of both worlds. Tier one functionality, off-the-shelf software packages, but available on-demand instead of having to bring that in-house and use up all the resources to support it.
<Q>: Okay. And one more thing, Mike, how are things with InfoPrint Solutions and that joint venture? Any other developments there in your relationship with them?
<A — Michael Willoughby>: Well, I would characterize that relationship as pretty much status quo at this point, which is fine with us. They value the services that we provide. I think as Tom indicated, their business is showing the effects of the sluggish economy. There are less pages being printed out there in the commercial world, and InfoPrint Solutions has always competed in a marketplace for printer placements. We believe they still have strong product offering. It is showing some of the signs of that sluggish economy. We still believe it to be a long-term relationship. All the signs are there that they continue to appreciate the offering that we have for them. And so other than the sluggish economy, I’d say that it’s status quo.
<Q>: Okay. And just a quick question on eCOST, the average order value was about $200; and that’s down from last year. Could you go into a little more detail on that perhaps versus the B2B versus the B2C or the consumer, since that’s where more of the growth is, how are the consumer average sales trends there?
<A — Mark Layton>: Okay, George, this is Mark. There’s two pieces to that from there. Obviously as we get a higher mix of the B2C segment in the business on an overall basis, it does drive the average order size down. We haven’t really seen much change in terms of the average order size trend in the B2B side. That’s still well over $2,000 on that piece of it. But the B2C segment is obviously growing, so that impacts the amount overall.

The second piece is, and I didn’t get into any detail on this on the call, but this past quarter we have one of the channels that we’ve been using and has helped us a fair bit in our new customer strategy has been a new relationship that we struck with eBay, the new eBay Marketplace area that’s out there. You’ll see generally once or twice a week eCOST is featured as the deal of the day. Those features produce a lot of activity. But the buyers of those products and the ideal products to present, at least from the success that we’ve had so far have been on lower price point products. So they might be $4.99 USB flash drives or Bluetooth headsets at $13 and things along that area in there. So we’ve seen kind of an influx of new customer activity that have been acquired using these low-end products.
Now, our belief — and we need time to measure it yet but — is that we can use the eBay Marketplace to acquire new customers for us that will then come back to us directly in the future. And we would expect their second and third orders to be more towards our average than that first order that we’re using to acquire them. But it’s a pretty effective customer acquisition strategy, quite low cost with the arrangement that we have made.
<Q>: Okay. All right. Great. Thank you.
Operator: [Operator Instructions]. Your next question comes from Alex Silverman.
<Q>: Hey, good morning.
<A — Mark Layton>: Hi, Alex.
<Q>: I really do apologize. I got on the call very, very late. Did you guys break out what the loss of your large government customer represented from Service revenue in the quarter?
<A — Thomas Madden>: We do not break it out specifically. I can share that with you. Hold on. If you’d give me one second?
<Q>: Okay. Is it fair to say — I did some back of the envelope using information out of your March and June 10-Qs. Is it fair to say that it was little over $8 million?
<A — Thomas Madden>: It would have been a little more than that, yes.
<Q>: Okay. Therefore is it fair to say that excluding Mint service revenue year-over-year was down just slightly less than $0.5 million without Mint, without the government contract?
<A — Thomas Madden>: I believe that the numbers you’d actually see that we would have had some existing activities that may have been down a little bit, excluding the U.S. Mint, but the other new contracts have helped offset that.
<Q>: Okay.
<A — Thomas Madden>: So excluding the Mint — I’m trying to look for last year’s number here real quick, because I’m not getting it right at my fingertips. Give me one second, and hopefully we can go on to the next question and I’ll have that answer for you here.
<Q>: That would be great. Thank you. My next question is historically you guys have given an indication of what your selling pipeline looks like. That was not in this press release. Have you spoken at all about that on the call?
<A — Michael Willoughby>: We did, Alex. We referred to a $35 million number, which is the size of the current new business pipeline which reflects some contracting activity we had since the last conference call, so the number is just slightly down. But that’s because we’ve actually closed some of those deals.

<Q>: Okay. And then is it fair to say — and again I apologize — but is it fair to say that if you were to strip out the loss of B2C at
eCOST — I’m sorry, if you were to strip out B2B at eCOST, the number was up year-over-year on B2C?
<A — Mark Layton>: The B2C segment in the second quarter, Alex, was about flat year-on-year.
<Q>: Flat. Okay. So the $3 million differential year-over-year is almost exclusively B2B?
<A — Mark Layton>: That’s correct.
<Q>: Very good.
<A — Thomas Madden>: Okay. And, Alex, I have your answer now. For the U.S. Mint activity in the last year’s June quarter, we had approximately 8.5 million of revenue, and this year we would have had, in the June quarter we had a little bit of activity still in April, but it was about two or $300,000 worth of activity, so a little over eight million -
<Q>: So it was about 8.3 is the difference, and I think Service revenue, the difference in Service revenue was about 8.9, so it’s almost all Mint-related?
<A — Thomas Madden>: Yes.
<Q>: Fair enough. Thank you very much, guys.
<A — Thomas Madden>: Yeah.
<A — Mark Layton>: Thanks, Alex.
Operator: At this time, there are no further questions. Are there any closing remarks?
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer
I just want to thank everybody for your time, and we’ll talk to you again next quarter. Have a great day.
Operator: Thank you. This concludes today’s conference call. You may now disconnect.
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